Exhibit 99.2

NEWS RELEASE

Contacts:    Dudley W. Mendenhall, 760-494-1000

or

Integrated Corporate Relations, Inc.

Investor Relations:

Andrew Greenebaum/Chad Jacobs

(310) 395-2215/ (203) 222-9013

Media Relations:

John Flanagan/Mike Fox

(203) 222-9013

K2 Inc. Sets Record and Meeting Dates for 2005 Annual Meeting of Shareholders

Carlsbad, California – February 17, 2005. K2 Inc. (NYSE: KTO) announced today that it has established record and meeting dates for its 2004 annual meeting of shareholders. K2 shareholders of record as the close of business on March 24, 2005, will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting. The annual meeting will be held in Carlsbad, California on May 12, 2005.

K2 will send a definitive proxy statement to shareholders of record, which will contain important information about the meeting and the matters to be considered. Shareholders are urged to read the proxy statement when it becomes available.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio® and Marker®. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Planet Earth® apparel, Adio® and Hawk® skateboard shoes, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products and Dana Design® backpacks.

Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Tubbs®, Atlas®, JT®, Worr Games®, and Dana Designs®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.